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EXHIBIT 99.1

                         GERON PRIORITIZES R&D RESOURCES

MENLO PARK, CA - JANUARY 21, 2003 -- Geron Corporation (Nasdaq: GERN) announced today that it is changing its organization in order to concentrate its resources on the continued development of its lead anti-cancer product, GRN163, and its regenerative medicine products based on human embryonic stem cells (hESCs). In the process, Geron is reducing its research staff by 29 employees and its support staff by 11 employees.

This reprioritization of human and financial resources reflects the progress of Geron's anti-cancer drug, GRN163, and hESC-based therapies. The company has completed preclinical efficacy studies and is now engaged in preclinical toxicology studies of GRN163 in anticipation of filing an IND and beginning Phase 1 clinical trials. At the same time, Geron and its collaborators are engaged in animal proof-of-concept studies for hESC-derived neural cells for spinal cord injury and Parkinson's disease, hematopoietic cells for transplantation, and cardiomyocytes for heart failure, and are planning similar studies for hESC-derived pancreatic islet cells. Successful completion of those studies will lead to human clinical trials.

"At our current stage in product development, we are spending more externally, on contract manufacturing of GRN163, preclinical animal studies, and the Phase 1 clinical trial ongoing at Duke," said David L. Greenwood, Geron's senior vice president and chief financial officer. "We have reduced internal research staffing and our total budget significantly, without affecting the critical path of product development. We have a complement of 51 employees in Menlo Park, supplemented by 27 scientists at the Roslin Institute in Scotland and teams in several academic labs who are working on hESC programs in collaboration with us."

"No company likes to lose talented researchers, and Geron's people are exceptionally talented," said Thomas B. Okarma, Ph.D., M.D., Geron's president and chief executive officer. "But we're committed to doing what it takes to achieve the key product development milestones that we expect to meet over the next 12 months, including: (i) filing an IND for GRN163 and starting clinical trials; (ii) completing enrollment in our clinical trial of the telomerase vaccine at Duke University; and (iii) putting hESC-derived cells of various types into animal models as a step toward IND-enabling studies. Today we have cardiomyocytes, two types of neural cells -- dopaminergic neurons and oligodendrocytes -- and hematopoietic cells in animal models, and we hope to add insulin-producing pancreatic islet cells soon. We want to demonstrate in vivo efficacy and safety for all these cell types during 2003."

"We have maintained a strong balance sheet with more than $47 million in cash as of December 31, 2002," Mr. Greenwood said. "We will allocate that capital to the achievement of our development milestones over the next two years."

GRN163 is a short thiophosphoramidate oligonucleotide drug that specifically inhibits the enzyme telomerase--a novel approach to treating cancer. Telomerase is not expressed in most normal cells and tissues, but is abnormally expressed in all major cancer types. The activation of telomerase enables cancer cells to maintain telomere length and resist apoptosis (programmed cell death), thereby enabling unlimited cell growth and resistance to cytotoxic drugs. By inhibiting telomerase, GRN163 should cause cancer cells to stop proliferating and enter crisis. Geron and its collaborators have already demonstrated these effects in animal models of human brain cancer, prostate cancer, cervical cancer, lymphoma and myeloma, and similar effects in vitro with lung cancer and many other cancer cell types.

Geron is widely recognized as the world leader in developing hESC technology. Geron is developing treatments for spinal cord injury and Parkinson's disease using hESC-derived



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neural cells, treatments for heart disease using hESC-derived cardiomyocytes, and treatments for diabetes using hESC-derived pancreatic islet cells. Geron has an exclusive commercial license to develop therapies based on these cell types under the WARF patents on hESCs. In addition, Geron owns more than 70 issued or pending patents covering hESC technology.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding future applications of Geron Corporation's technology and future financial projections constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended on September 30, 2002.

Contact:
Geron Corporation
David L. Greenwood
Chief Financial Officer
650-473-7700


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